Exhibit 10.32

STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of                                 (the “Grant Date”) is made by and between Laureate Education, Inc., a Maryland corporation (hereinafter referred to as the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or any other Service Recipient, hereinafter referred to as the “Optionee”.  Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the 2007 Stock Incentive Plan for Key Employees of Laureate Education, Inc. and its Subsidiaries (the “Plan”).  You must return an executed copy of this Stock Option Agreement to the Company within 30 days of the date hereof.  If you fail to do so, the Options may be forfeited to the Company, at the sole election of the Administrator.

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or any other Service Recipient, and has advised the Company thereof and instructed the undersigned officers to issue said Option.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1.   Annual Pro Rata EBITDA Target

“Annual Pro Rata EBITDA Target” shall have the meaning set forth on Schedule A attached hereto.

Section 1.2.   Cause

“Cause” shall mean “Cause” as such term may be defined in any employment agreement in effect at the time of termination of employment between the Optionee and the Company or any other Service Recipient, or, if there is no such employment agreement or such term is not defined therein, “Cause” shall mean (i) gross negligence or willful malfeasance by the Optionee in connection with the performance of his duties with respect to the Company and its Subsidiaries, (ii) conviction of, or pleading guilty or nolo contendere to any felony, (iii) theft, embezzlement, fraud or other similar conduct by the Optionee in connection with the performance of his or her duties with the Company and its Subsidiaries, or (iv) a willful and material breach of any other applicable agreements with the Company and its Subsidiaries including, without limitation, engaging in any action in breach of any applicable restrictive covenants.

Section 1.3.   EBITDA

“EBITDA” shall have the meaning set forth on Schedule A attached hereto.

Section 1.4.   Fiscal Year

“Fiscal Year” shall mean the twelve month period ending December 31 of any given calendar year.

Section 1.5.   Good Reason

“Good Reason” shall mean “Good Reason” as such term may be defined in any employment agreement in effect at the time of termination of employment between the Optionee and the Company or any other Service Recipient, or, if there is no such employment agreement or such term is not defined therein, “Good Reason” shall mean, without the consent of the Optionee, (i) a reduction in base salary (other than a general reduction in base salary that affects all similarly situated employees), (ii) a substantial diminution in the Optionee’s title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Company or its Subsidiaries that is not in bad faith, or (iii) a transfer of the Optionee’s primary workplace by more than fifty (50) miles from his or her current workplace; provided, however, that in any event, such conduct is not cured within ten (10) business days after the Optionee gives the Company notice of such event.

Section 1.6.   Offer Closing

“Offer Closing” shall mean July 12, 2007, which was the date of purchase by Parent or one or more of its Subsidiaries of shares of Common Stock in the tender offer contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of June 3, 2007 among Parent, L Curve Sub Inc., a Maryland corporation, and the Company.

Section 1.7.   Option

“Option” shall mean the aggregate of the Time Option and the Performance Option granted under Section 2.1 of this Agreement.

Section 1.8.    Permanent Disability

“Permanent Disability” shall mean “Disability” as such term is defined in any employment agreement between Optionee and the Company or any other Service Recipient, or, if there is no such employment agreement or such term is not defined therein, “Disability” shall be as defined in the long-term disability plan of the Company.

Section 1.9.   Performance Option

“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Performance Option.

Section 1.10.   Secretary

“Secretary” shall mean the Secretary of the Company.

Section 1.11.   Time Option

“Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Time Option.

ARTICLE II

GRANT OF OPTIONS

Section 2.1.    - Grant of Options

For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee the following Options: (a) the Time Option and (b) the Performance Option, in each case, on the terms and conditions set forth in this Agreement.

Section 2.2.    - Exercise Price

Subject to Section 2.4, the exercise price of the shares of Common Stock covered by the Option (the “Exercise Price”) shall be as set forth on the signature page hereof.

Section 2.3.    - No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of any Service Recipient or shall interfere with or restrict in any way the rights of the applicable Service Recipient, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with or offer letter provided by any Service Recipient to the Optionee.

Section 2.4.    - Adjustments to Option

The Option shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1.    - Commencement of Exercisability

(a)                                 So long as the Optionee continues to be employed by the Company or any other Service Recipient through the applicable vesting date(s), the Option shall become exercisable pursuant to the following schedules:

(i)                                                             Time Option.  The Time Option shall become vested and exercisable with respect to the following percentage of Shares pursuant to the following schedule:

Vesting Date	Percentage of Shares subject to the Time Option that will become vested:
January 28, 2012	20.00%
January 28, 2013	20.00%
January 28, 2014	20.00%
January 28, 2015	20.00%
January 28, 2016	20.00%

(ii)                                  Performance Option.

(A)                               The Performance Option shall be eligible to become vested and exercisable with respect to the following percentage of Shares (each such percentage of Shares identified below, an “Option Tranche”) upon the Board’s determination that the Company has attained the applicable Annual Pro Rata EBITDA Target in the applicable Fiscal Year, as follows:

If, in this Fiscal Year:	The Company achieves this Annual Pro Rata EBITDA Target:	Then this Percentage of Percentage of Shares subject to the Performance Option will vest:
2011	$608,000,000	20.00%
2012	$718,000,000	20.00%
2013	$847,000,000	20.00%
2014	$1,000,000,000	20.00%
2015	$1,150,000,000	20.00%

(B)                               Notwithstanding anything set forth in Section 3.1(a)(ii)(A) above, in the event that in any given Fiscal Year the Company fails to achieve 100% of the applicable Annual Pro Rata EBITDA Target, the Performance Option may still become vested as follows:

1)                                     if at least 95% of the applicable Annual Pro Rata EBITDA Target is achieved, 75% of the applicable Option Tranche will become vested; and

2)                                     if at least 90% of the applicable Annual Pro Rata EBITDA Target is achieved, 50% of the applicable Option Tranche will become vested.

(C)                               (1)  Notwithstanding anything set forth in Section 3.1(a)(ii)(A) or 3.1(a)(ii)(B) above, in the event that the Annual Pro Rata EBITDA Target is not achieved in a Fiscal Year listed in the table set forth in Section 3.1(a)(ii)(A) above (any such Fiscal Year, a “Missed Year” and the five Fiscal Years so listed, collectively, the “Initial Target Years”), then, during the Initial Target Years and through the end of the third Fiscal Year thereafter (each, an “Additional Year” and, the three year period, the “Catch Up Term”), the Option Tranche(s) (or any portion thereof) that was eligible to vest but failed to vest due to the Company’s failure to fully achieve the Annual Pro Rata EBITDA Target in such Missed Year shall nevertheless vest and become exercisable to the extent the Annual Pro Rata EBITDA Target for any one or more completed Fiscal Years that is subsequent to any Missed Year (a “Subsequent Year Target”), but within the Catch Up Term, is achieved.

(2)                                 The three Additional Year Pro Rata EBITDA Targets are:

Fiscal Year:	Annual Pro Rata EBITDA Target:
2016	$1,322,500,000
2017	$1,520,875,000
2018	$1,749,006,250

(3)                                 For avoidance of doubt, whichever percentage of an Option Tranche vests with respect to a Subsequent Year Target pursuant to clause Section 3.1(a)(ii), the Option Tranche for each Missed Year shall vest up to a percentage not to exceed the percentage of the Option Tranche vesting with respect to any Subsequent Year Target within the Initial Target Years and the Catch Up Term.  For example, if an Option Tranche does not vest because less than 90% of such Fiscal Year’s Target has been achieved, then: (a) if at least 90% but less than 95% of a Subsequent Year Target is achieved, 50% of the Missed Year’s Option Tranche shall then vest; and (b) if in any subsequent Fiscal Year (assuming such Fiscal Year falls within the Initial Target Years and/or the Catch Up Term) at least 95% but less than 100% of such Subsequent Year Target is achieved, then an additional 25% of the Missed Year’s Option Tranche shall then vest; and (c) if in any subsequent Fiscal Year (assuming such Fiscal Year falls within the Initial Target Years and/or the Catch Up Term) 100% of such Subsequent Year Target is achieved, the remaining 25% of the Missed Year’s Option Tranche shall then vest.

(b)                                 Notwithstanding any of the foregoing set forth in Section 3.1(a) above, upon the occurrence of a Change in Control (so long as the Optionee continues to be employed by the Company or any other Service Recipient through the date thereof):

(i)                                                             the Time Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable); and

(ii)                                                          the Performance Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable) only if and to the extent the Board in its discretion elects to vest such Performance Options.

(c)                                  Notwithstanding the foregoing, no portion of the Option shall become exercisable as to any additional shares of Common Stock following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall immediately expire without payment therefor.

Section 3.2.    – Expiration of Option

Except as otherwise provided in Section 5 or 6 of the Management Stockholder’s Agreement, the Optionee may not exercise any vested portion of the Option to any extent after the first to occur of the following events:

(a)                                 The tenth anniversary of the Grant Date so long as the Optionee remains employed with the Company or any Service Recipient through such date;

(b)                                 The first anniversary of the date of the Optionee’s termination of employment with the Company and all Service Recipients, if the Optionee’s employment is terminated by reason of death or Permanent Disability (unless earlier terminated as provided in clause (e) below);

(c)                                  Immediately upon the date of the Optionee’s termination of employment by the Company and all Service Recipients for Cause or by the Optionee without Good Reason (except due to death or Permanent Disability);

(d)                                 Ninety (90) days after the date of an Optionee’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than as set forth in clause (b) above) or by the Optionee for Good Reason; or

(e)                                  The date the Option is terminated pursuant to Section 5 or 6 of the Management Stockholder’s Agreement; or

(f)                                   At the discretion of the Company, if the Committee so determines pursuant to Section 9 of the Plan.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1.    – Person Eligible to Exercise

Except as otherwise provided in the Management Stockholder’s Agreement, during the lifetime of the Optionee, only the Optionee (or his or her duly authorized legal representative) may exercise an Option or any portion thereof.  After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2.    – Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3.    – Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a)                                 Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)                                 (i) Full payment (in cash, by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised or (ii) to the extent permitted by the Committee in a manner that is compliant with the terms of the Plan, indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (b);

(c)                                  (i) Full payment (in cash, by check or by a combination thereof) to satisfy the withholding tax obligation with respect to which such Option or portion thereof is exercised or (ii) to the extent permitted by the Committee in a manner that is compliant with the terms of the Plan, indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee upon exercise of such Option (or portion thereof) reduced by a number of Shares having an aggregate Fair Market Value, on the date of such exercise, equal to the payment to satisfy the minimum withholding tax obligation that would otherwise be required to be made by the Optionee to the Company pursuant to clause (i) of this subsection (c);

(d)                                 A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his or her own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(e)                                  In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such Shares.  Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the Shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such Shares.

Section 4.4.    – Conditions to Issuance of Stock Certificates

The Shares deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company.  Such Shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a)                                 The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b)                                 The execution by the Optionee of the Management Stockholder’s Agreement and a Sale Participation Agreement; and

(c)                                  The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5.   – Rights as Stockholder

The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such Shares shall have been issued by the Company to such holder upon satisfaction of the conditions set forth in Section 4.4 or unless book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian.  Upon fulfillment of such conditions, the Company shall be required to issue and deliver such certificate or certificates, unless book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian.

ARTICLE V

MISCELLANEOUS

Section 5.1.    – Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2.    – Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3.    – Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him.  Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3.  Any notice shall have been deemed duly given when (i) delivered in person, (ii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

Section 5.4.    – Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5.    – Applicability of Plan, Management Stockholder’s Agreement and Sale Participation Agreement

The Option and the Shares issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement and a Sale Participation Agreement, to the extent applicable to the Option and such Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.  In the event of any conflict between this Agreement or the Plan and the Management Stockholder’s Agreement or the Sale Participation Agreement, the terms of the Management Stockholder’s Agreement or Sale Participation Agreement, as applicable, shall control.

Section 5.6.    – Amendment; Entire Agreement

Subject to Section 10 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.  This Agreement constitutes the entire agreement among the parties with respect to any agreements regarding any equity-based incentive awards and supersedes all prior and contemporaneous agreements (including any change in control, executive retention, employment or other agreements regarding the vesting of any equity-based awards, or payment of cash or Shares in respect of any equity-based awards upon a termination of employment), discussions, understandings and negotiations, whether written or oral, with respect to any of the foregoing.

Section 5.7.    Governing Law

The laws of the State of Maryland shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8.    – Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator.  Such arbitration process shall take place within the Baltimore, Maryland metropolitan area.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.

Section 5.9.   Section 409A

Notwithstanding anything herein to the contrary, (i) if at the time of the Optionee’s termination of employment with any Service Recipient the Optionee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Optionee) until the date that is six months and one day following the Optionee’s termination of employment with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Optionee hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company.  The Company shall consult with its legal counsel and tax accountants in good faith regarding the implementation of the provisions of this Section 5.9, which shall be done only in a manner that is reasonably acceptable to the senior executives of the Company; provided that none of the Service Recipients nor any of its employees or representatives shall have any liability to the Optionee with respect thereto.

Section 5.10.   Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

LAUREATE EDUCATION, INC.

By:
Name:	Robert W. Zentz
Title:	Senior Vice President, Secretary and General Counsel

[signature page to the Stock Option Agreement]

OPTIONEE:
[name]

Address: (to be completed by Optionee:)

Options Granted: [number of options]

Terms of OPTIONS:
Grant Date: [date]
Exercise Price: [price] per share
Expiration: 10 years
Time Option:
Performance Option:

** Terms of Time Options and Performance Options included in Option Agreement

[signature page to the Stock Option Agreement]